Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No.’s 333-261043, 333-261618, and 333-262038), Form S-3 (No.’s 333-273935 and 333-279116), and S-8 (No.’s 333-268961 and 333-252339) of our report dated March 31, 2025 (except for the Reverse Stock Split described in Note 1 and the effects of discontinued operations as to which the date is April 15, 2026), with respect to the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum llp

Morristown, New Jersey

April 15, 2026